UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2008

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31305	22-3802649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 908-730-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2008, the Board of Directors (the “Board”) of Foster Wheeler Ltd. (the “Company”) approved an increase in the size of the Board from eight to nine members and the election of Steven J. Demetriou, Jack A. Fusco and Edward G. Galante to fill two existing vacancies on the Board and the additional position. Mr. Demetriou will be a member of the Compensation and Governance and Nominating Committees, Mr. Fusco will be a member of the Audit and Compensation Committees and Mr. Galante will be a member of the Audit and Governance and Nominating Committees.

Messrs. Demetriou’s, Fusco’s and Galante’s compensation for services as directors will be consistent with that of the Company’s other non-employee directors. In connection with their election, the Board, upon the recommendation of the Compensation Committee, approved compensation for fiscal 2008 for each of Messrs. Demetriou, Fusco and Galante as follows (such amounts represent the fiscal 2008 retainer paid to our non-employee directors, pro rated from the date of election):

1)	a cash retainer of $73,442.62; and

2)	grants under the Company’s Omnibus Incentive Plan (the “LTI Plan”) of restricted stock units with an economic value of $36,721.31 and stock options with an economic value of $36,721.31.

The restricted stock units and the stock options will be granted and priced under the LTI Plan on March 5, 2008, provided there is an open window for the trading of the Company’s common shares by its insiders on such date.

On January 31, 2008, the Company issued a press release announcing the election of Messrs. Demetriou, Fusco and Galante to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 31, 2008

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

DATE: February 4, 2008	By:	/s/ Peter J. Ganz
Peter J. Ganz
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 31, 2008